EXHIBIT 10.3

NAVIGANT CONSULTING, INC.

2012 LONG-TERM INCENTIVE PLAN

EXECUTIVE OFFICER OPTION AWARD NOTICE

[Name of Optionee]

You have been awarded an option to purchase shares of Common Stock of Navigant Consulting, Inc. (the “Company”), pursuant to the terms and conditions of the Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”) and the Stock Option Agreement (together with this Award Notice, the “Agreement”). Copies of the Plan and the Stock Option Agreement are attached hereto. Capitalized terms not defined herein shall have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company [ ] shares of its Common Stock, par value $0.001 per share, subject to adjustment as provided in Section 3.3 of the Agreement.

Option Date:	[ ]

Exercise Price:	$[ ] per share, subject to adjustment as provided in Section 3.3 of the Agreement.

Vesting Schedule:	Except as otherwise provided in the Plan, Agreement or any other agreement between the Company and Optionee, the Option shall vest [(i) on the first anniversary of the Option Date with respect to one-third of the number of shares subject thereto on the Option Date, (ii) on the second anniversary of the Option Date with respect to an additional one-third of the number of shares subject thereto on the Option Date and (iii) on the third anniversary of the Option Date with respect to the remaining one-third of the number of shares subject thereto on the Option Date], provided you remain continuously employed by the Company through each such date and further provided that you have been continuously and remain in compliance with the terms and conditions set forth in (a) the employment agreement or offer letter between you and the Company, as in effect on the Grant Date (“Employment Agreement”), and (b) any Executive Officer Business Protection Agreement with the Company (and any other similar agreement (other than an Employment Agreement) with respect to your confidentiality, non-competition or non-solicitation obligations to the Company) (“Business Protection Agreement”).

Expiration Date:	Except to the extent earlier terminated pursuant to Section 2.2 of the Agreement or earlier exercised pursuant to Section 2.3 of the Agreement, the Option shall terminate at 5:00 p.m., Central time, on the [ ] anniversary of the Option Date.

NAVIGANT CONSULTING, INC.

By:
Name:
Title:

Acknowledgment, Acceptance and Agreement:

By signing below and returning this Award Notice to Navigant Consulting, Inc. at the address stated herein, I hereby acknowledge receipt of the Agreement and the Plan, accept the Option granted to me and agree to be bound by the terms and conditions of this Award Notice, the Agreement and the Plan.

Optionee

Date

NAVIGANT CONSULTING, INC. ATTENTION: GENERAL COUNSEL 30 S. WACKER DR., SUITE 3550 Chicago, IL 60606

NAVIGANT CONSULTING, INC.

2012 LONG-TERM INCENTIVE PLAN

Executive Officer Stock Option Agreement

Navigant Consulting, Inc., a Delaware corporation (the “Company”), hereby grants to the individual (“Optionee”) named in the award notice attached hereto (the “Award Notice”) as of the date set forth in the Award Notice (the “Option Date”), pursuant to the provisions of the Navigant Consulting, Inc. Amended and Restated 2012 Long-Term Incentive Plan (the “Plan”), an option to purchase from the Company the number and class of shares of stock set forth in the Award Notice at the price per share set forth in the Award Notice (the “Exercise Price”) (the “Option”), upon and subject to the terms and conditions set forth below, in the Award Notice and in the Plan. Capitalized terms not defined herein shall have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The Option shall be null and void unless Optionee shall accept this Agreement by executing the Award Notice in the space provided therefor and returning an original execution copy of the Award Notice to the Company.

2. Time and Manner of Exercise of Option.

2.1. Maximum Term of Option. In no event may the Option be exercised, in whole or in part, after the expiration date set forth in the Award Notice (the “Expiration Date”).

2.2. Vesting and Exercise of Option. The Option shall become vested and exercisable in accordance with the vesting schedule set forth in the Award Notice (the “Vesting Schedule”). The Option shall be vested and exercisable following a termination of Optionee’s employment with the Company according to the following terms and conditions:

(a) Termination of Employment as a Result of Optionee’s Death or Disability. If Optionee’s employment with the Company terminates by reason of Optionee’s death or Disability, then the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee or Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of such termination of employment and (ii) the Expiration Date. For purposes of this Agreement, “Disability” shall have the meaning set forth in the Optionee’s Employment Agreement (as defined in the Award Notice), and if not defined therein, shall mean the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) Termination of Employment Other than for “Cause” or as a Result of Optionee’s Death, Disability or Retirement. If Optionee’s employment with the Company ceases for any reason other than for Cause, death, Disability or Retirement, the Option, to the extent vested on the effective date of such termination of employment, may thereafter be exercised by Optionee until and including the earlier to occur of (i) the date which is ninety (90) days after the date of such termination of employment and (ii) the Expiration Date. For purposes of this

Agreement, “Cause” shall have the meaning set forth in the Optionee’s Employment Agreement, and if not defined therein, shall mean: (i) the commission of a felony or the commission of any other crime that is injurious to the Company, to a Company employee or to a client of the Company; (ii) willful misconduct, dishonesty, fraud, attempted fraud or other willful action or willful failure to act that is injurious to the Company, to a Company employee or to a client of the Company; (iii) any material breach of fiduciary duty owed to the Company or to a client of the Company; (iv) any material breach of the terms of any agreement with the Company (including without limitation any agreement regarding non-competition, non-solicitation of clients or employees, or confidentiality); (v) any material violation of a restriction on disclosure or use of privileged, proprietary or confidential information (including information belonging to the Company, to a client of the Company or to a third party to whom the Company owes a duty of confidentiality), but only if such violation is committed with actual notice of such restriction on disclosure; or (vi) any other material breach of the Company’s Code of Business Conduct and Ethics or its securities trading policies, as amended from time to time. The determination by the Committee of the existence of Cause shall be conclusive and binding

(c) Termination by Company for Cause. If Optionee’s employment with the Company terminates by reason of the Company’s termination of Optionee’s employment for Cause, then the Option, whether or not vested, shall terminate immediately upon such termination of employment.

(d) Death Following Termination. If Optionee dies during the period set forth in Section 2.2(b), the Option shall be vested only to the extent it is vested on the date of death and may thereafter be exercised by Optionee’s executor, administrator, legal representative, guardian or similar person until and including the earlier to occur of (i) the date which is one year after the date of death and (ii) the Expiration Date.

(e) Termination of Employment Following Change in Control. In the event the Optionee’s employment with the Company is terminated (i) by the Company without Cause or (ii) by the Optionee for Good Reason or due to a Construction Termination of Employment (as applicable), in each case within 24 months following a Change in Control, the Option, to the extent it is then outstanding, shall become fully vested, be subject to Section 5.8(b) of the Plan and be exercisable for the period specified in Section 2.2(b) of this Agreement. For purposes of this Agreement, “Good Reason” and “Constructive Termination of Employment” (as applicable) shall have the meanings set forth in the Optionee’s Employment Agreement.

(f) Termination by Reason of Retirement. If the Optionee’s employment with the Company is terminated by reason of Retirement and provided that the Optionee has been and remains in compliance, throughout the period specified in the Vesting Schedule, with the post-employment obligations set forth in (i) the Optionee’s Employment Agreement (such terms and conditions thereof being incorporated herein by reference) and (ii) any Business Protection Agreement (as defined in the Award Notice) to which the Optionee is a party (such terms and conditions thereof being incorporated herein by reference), the Option shall continue to vest in accordance with the Vesting Schedule, assuming the Optionee had remained employed with the Company on each vesting date described in the Vesting Schedule. For purposes of this Agreement, “Retirement” shall mean the Optionee’s voluntarily resignation of employment from the Company and its Subsidiaries if, on the date of such resignation of employment, the sum of the Optionee’s age and continuous years of service with the Company equals at least 65, with a minimum of at least five continuous years of service and a minimum age of 55. To the extent the Option becomes exercisable pursuant to this Section 2.2(f), the Option shall remain exercisable until it is terminated pursuant to Section 2.4 or the earlier termination of this Option pursuant to Section 4.8.

2.3. Method of Exercise. Subject to the limitations set forth in this Agreement, the Option may be exercised by Optionee (a) by delivering to the Company an exercise notice in the form prescribed by the Company specifying the number of whole shares of Stock to be purchased and by accompanying such notice with payment therefor in full (or by arranging for such payment to the Company’s satisfaction) either (i) in cash, (ii) by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Stock having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option by reason of such exercise, (iii) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered having an aggregate Fair Market Value, determined as of the date of exercise, equal to the amount necessary to satisfy such obligation, (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (v) by a combination of (i), (ii) and (iii), and (b) by executing such documents as the Company may reasonably request. Any fraction of a share of Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No certificate representing a share of Stock shall be issued or delivered until the full purchase price therefor and any withholding taxes thereon, as described in Section 3.3, have been paid.

2.4. Termination of Option. In no event may the Option be exercised after it terminates as set forth in this Section 2.4. The Option shall terminate, to the extent not earlier terminated pursuant to Section 2.2 or exercised pursuant to Section 2.3, on the Expiration Date. Upon the termination of the Option, the Option and all rights hereunder shall immediately become null and void.

3. Additional Terms and Conditions of Option.

3.1. Nontransferability of Option. The Option may not be transferred by Optionee other than by will or the laws of descent and distribution or pursuant to the designation of one or more beneficiaries on the form prescribed by the Company. Except to the extent permitted by the foregoing sentence, (i) during Optionee’s lifetime the Option is exercisable only by Optionee or Optionee’s legal representative, guardian or similar person and (ii) the Option may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Option, the Option and all rights hereunder shall immediately become null and void.

3.2. Investment Representation. Optionee hereby represents and covenants that (a) any shares of Stock purchased upon exercise of the Option will be purchased for investment and not with a view to the distribution thereof within the meaning of the Securities

Act unless such purchase has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, Optionee shall submit a written statement, in a form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of any purchase of any shares hereunder or (y) is true and correct as of the date of any sale of any such shares, as applicable. As a further condition precedent to any exercise of the Option, Optionee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the shares and, in connection therewith, shall execute any documents which the Board or the Committee shall in its sole discretion deem necessary or advisable.

3.3. Withholding Taxes. (a) As a condition precedent to the issuance of Stock upon exercise of the Option, Optionee shall, upon request by the Company, pay to the Company in addition to the purchase price of the shares, such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to such exercise of the Option. If Optionee shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to Optionee.

(b) Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company, (2) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Stock having an aggregate Fair Market Value, determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold whole shares of Stock which would otherwise be delivered to Optionee upon exercise of the Option having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) except as may be prohibited by applicable law, a cash payment by a broker-dealer acceptable to the Company to whom Optionee has submitted an irrevocable notice of exercise or (5) any combination of (1), (2) and (3). Shares of Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Stock which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by Optionee. No certificate representing a share of Stock shall be issued or delivered until the Required Tax Payments have been satisfied in full.

3.4. Adjustment. In the event of any equity restructuring (within the meaning of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation) that causes the per share value of shares of Stock to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the terms of this Award, including the number and class of securities subject to the Option and the Exercise Price shall be appropriately adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee (or, if the Company is not the surviving corporation in any such transaction, the board of directors of the surviving corporation) to prevent dilution or enlargement of rights of participants. The decision of the Committee regarding any such adjustment shall be final, binding and conclusive.

3.5. Clawback Provision. The Optionee acknowledges that the Optionee has read the Company’s Policy on Recoupment of Incentive Compensation (the “Clawback Policy”). In consideration of the grant of the Option, the Optionee agrees to abide by the Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, the Optionee agrees that the Company shall have the right to require the Optionee to repay the value of any shares of Stock acquired upon exercise of the Option, as may be required by law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder) or in accordance with the terms of the Clawback Policy. This Section 3.5 shall survive the termination of the Optionee’s employment with the Company for any reason. The foregoing remedy is in addition to and separate from any other relief available to the Company due to the Optionee’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon the Optionee and all persons claiming through the Optionee.

3.6. Compliance with Applicable Law. The Option is subject to the condition that if the listing, registration or qualification of the shares subject to the Option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the purchase or issuance of shares hereunder, the Option may not be exercised, in whole or in part, and such shares may not be issued, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

3.7. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company shall issue or deliver, subject to the conditions of this Article 3, the number of shares of Stock purchased against full payment therefor. Such issuance shall be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company shall pay all original issue or transfer taxes and all fees and expenses incident to such issuance, except as otherwise provided in Section 3.3.

3.8. Option Confers No Rights as Shareholder. Optionee shall not be entitled to any privileges of ownership with respect to shares of Stock subject to the Option unless and until such shares are purchased and issued upon the exercise of the Option, in whole or in part, and Optionee becomes a shareholder of record with respect to such issued shares. Optionee shall not be considered a shareholder of the Company with respect to any such shares not so purchased and issued.

3.9. Option Confers No Rights to Continued Employment. In no event shall the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or any Business Protection Agreement to which the Optionee is a party, give or be deemed to give Optionee any right to continued employment with the Company or affect in any manner the right of the Company to terminate the employment of any person at any time.

4. Miscellaneous Provisions.

4.1. Decisions of Board or Committee. The Board or the Committee shall have the right to resolve all questions which may arise in connection with the Option or its exercise, provided that nothing in this Section 4.1 shall limit or otherwise affect the Optionee’s or the Company’s ability to seek injunctive or other relief as provided in the Optionee’s Employment Agreement or any Business Protection Agreement to which the Optionee is a party, as the case may be, with respect to a dispute arising thereunder. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement shall be final, binding and conclusive.

4.2. Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon the death of Optionee, acquire any rights hereunder in accordance with this Agreement or the Plan.

4.3. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to Navigant Consulting, Inc., Attn. General Counsel, 30 S. Wacker Dr., Suite 3550, Chicago, Illinois 60606, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

4.4. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not effect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

4.5. Governing Law. This Agreement, the Option and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the Code or the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.

4.6. Counterparts. The Award Notice may be executed in two counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

4.7. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, and shall be interpreted in accordance therewith. Optionee hereby acknowledges receipt of a copy of the Plan, and by signing and returning the Award Notice to the Company, at the address stated herein, he or she agrees to be bound by the terms and conditions of this Agreement, the Award Notice and the Plan.

4.8. Cancellation and Forfeiture of Award. Notwithstanding anything contained in this Agreement, and without limiting or otherwise affecting the Company’s rights and remedies as otherwise set forth in this Agreement, the Optionee’s Employment Agreement or any Business protection Agreement to which the Optionee is a party, or otherwise, if the Optionee engages in any activity which constitutes Cause, breaches any of his or her obligations to the Company or any of its affiliates under the Optionee’s Employment Agreement or any Business Protection Agreement to which the Optionee is a party, or any other noncompetition, nonsolicitation, confidentiality, intellectual property or other restrictive covenant or engages in any activity which is contrary, inimical or harmful to the Company or any of its affiliates, including but not limited to violations of Company policy to the extent then applicable to the Optionee, the Company may take such action as it shall deem appropriate to cause the Award to be cancelled and to cease to be exercisable as of the date on which the Optionee first engaged in such activity or breached such obligation, and the Company thereafter may require the repayment of any amounts received by the Optionee in connection with the exercise of the Award following the date that the Optionee first engaged in such activity or breached such obligation. The determination by the Board of the Committee of the existence of Cause shall be conclusive and binding.